Exhibit 99.2

CORRECTION: TPT Global Tech’s "QuikLAB and SaniQuik" FDA Correction

SAN DIEGO, CA / ACCESSWIRE / August 7, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCBB:TPTW) announces a correction or clarification in its June 18, 2020 Press Release: "TPT Global Tech's Medical Division Completes Manufacturing of the First of Its Kind QuikLab, A Mobile Turkey Covid 19 Testing and Monitoring Lab."

The company's QuikLab and SaniQuik products are not FDA approved. Our QuikLab staff will only use EUA listed and FDA approved Covid 19 test kits for Antibody and PCR testing. Our SaniQuik Products use an FDA registered solution that kills viruses and bacteria on vegetables and surfaces where applied. Also, in the June 18 press release we discussed the QuikLab and SaniQuik two-step process. First you go through the QuikLab testing facility and get tested for Covid 19 and then as a secondary procedure you walk thru our SaniQuik sanitizer cabin. This is an attempt to establish the best possible protection for individuals who use our two-step process. In no way does our QuikLab or SaniQuik products cure Covid 19 and should not be construed as such. QuikLab is not FDA approved, and there is no process for QuikLab to be FDA approved.

"It is important that the market and our shareholders have a clear understanding of our products and services. We are taking the necessary actions to correct any misunderstandings that may have occurred from June 18 2020 Press Release," says Stephen Thomas CEO of TPTW.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.